ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

NEWS RELEASE
Abraxas Launches Public Offering of Common Stock

SAN ANTONIO (May 19, 2016) – Abraxas Petroleum Corporation (NASDAQ:AXAS) is pleased to announce the commencement of an underwritten public offering of 25,000,000 shares of its common stock, subject to market and other conditions. The underwriters will have an option to purchase up to an additional 3,750,000 shares from Abraxas. Abraxas intends to use the net proceeds from this offering to repay indebtedness outstanding under our credit facility, expand our planned drilling capital expenditures to the full $40.0 million budgeted for 2016 including an acceleration of the Company’s West Texas and Austin Chalk drilling programs and for general corporate purposes including acquisitions.

Johnson Rice & Company L.L.C., Canaccord Genuity Inc. and Stephens Inc. are acting as joint book-running managers for the offering. Copies of the preliminary prospectus supplement for the offering may be obtained on the website of the Securities and Exchange Commission, www.sec.gov, or by contacting Johnson Rice & Company L.L.C., ATTN: Syndicate Department, 639 Loyola Avenue, Suite 2775, New Orleans, LA 70113, or by telephone at (800) 443-5924; Canaccord Genuity Inc., ATTN: Syndicate Department, 99 High Street, 12th Floor, Boston, MA 02110, or by telephone at (617) 371-3900; or Stephens Inc.’s Prospectus Department at Stephens Inc., 111 Center Street, Little Rock, AR 72201, ATTN: Prospectus Department (prospectus@stephens.com) or by telephone at (501) 377-2131.
The common stock will be issued and sold pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. This offering may only be made by means of a prospectus supplement and related base prospectus.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Permian Basin and onshore Gulf Coast regions of the United States.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey King/Vice President – Chief Financial Officer
Telephone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788 Fax: 210.918.6675